Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Juniata Valley Financial Corp. of our report dated March 25, 2026 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Juniata Valley Financial Corp. for the year ended December 31, 2025.

/s/ Crowe LLP

Washington, D.C.
July 21, 2026